PACIFICA BANCORP, INC.	Exhibit 11

COMPUTATION OF PER SHARE EARNINGS

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$217,000	$(165,000)	$518,000	$57,000
Less accrued preferred stock dividends	(7,000)	(4,000)	(23,000)	(4,000)

Net income (loss) available to common shareholders	$210,000	$(169,000)	$495,000	$53,000

Computation of average shares outstanding
Shares outstanding at beginning of the period	3,260,368	3,260,368	3,260,368	3,260,368
Additional shares deemed outstanding because of stock dividends	—	—	—	—
Additional shares deemed outstanding because of stock splits	—	—	—	—
Shares repurchased	—	—	—	—
Shares issued during the period times average time outstanding during the period	—	—	—	—

Avearge basic shares outstanding	3,260,368	3,260,368	3,260,368	3,260,368

Dilutive shares	112	—	1,686	80,796

Average diluted shares outstanding	3,260,480	3,260,368	3,262,054	3,341,164

Basic earnings (loss) per share available to common shareholders	$0.06	$(0.05)	$0.15	$0.02
Diluted earnings (loss) per share available to common shareholders	$0.06	$(0.05)	$0.15	$0.02